Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
PepsiCo, Inc.:
We consent to incorporation by reference in this Registration Statement on Form S-8 of PepsiCo, Inc. and Subsidiaries (“PepsiCo, Inc.”) of our report dated February 22, 2010, with respect to the Consolidated Balance Sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2009 and 2008, and the related Consolidated Statements of Income, Equity, and Cash Flows for each of the fiscal years 2009, 2008 and 2007, incorporated by reference in the current report on Form 8-K/A of PepsiCo, Inc. dated April 22, 2010.
/s/ KPMG LLP
Minneapolis, Minnesota
May 11, 2010